SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 23, 2006

ADVANCED CELL TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50295	87-0656515
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1201 Bay Harbor Parkway, Alameda, California 94502
(Address of principal executive offices, including zip code)

(510) 748-4900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01             Entry into a Material Definitive Agreement.

1.             Sale of Additional Convertible Debentures and Warrants.

On August 23, 2006, the Company received notices from substantially all of the holders of the Company’s Amortizing Convertible Debentures and Common Stock Purchase Warrants issued under the Securities Purchase Agreement dated as of September 15, 2005 between the Company and the holders of such instruments (the “Securities Purchase Agreement”) indicating that the holders providing the notice (the “Subsequent Purchasers”) have exercised their additional investment option under Section 4.18 of the Securities Purchase Agreement.  The Subsequent Purchasers will purchase additional amortizing convertible debentures and warrants to purchase shares of the Company’s common stock for an aggregate purchase price of approximately $8,500,000.   Management expects the transaction to close on or about September 7, 2006.

The terms and conditions of the additional debentures and warrants will be identical to those set forth in the original debentures and warrants issued under the Securities Purchase Agreement; provided, however, that (i) the conversion price of the additional debentures will be equal to the lesser of (A) the current conversion price of the debentures issued at the initial closing and (B) the lesser of (1) the average of the five closing prices of the Company’s common stock immediately prior to the notice of exercise of the additional investment and (2) $2.50, and (ii) the exercise price of the additional warrants will be equal to the lesser of (A) the current exercise price of the warrants issued at the initial closing and (B) 110% of the lesser of (1) the average of the five closing prices of the Company’s common stock immediately prior to the notice of exercise of the additional investment and (2) $2.50.

In connection with the purchase, the Company expects to enter into a securities purchase agreement, registration rights agreement and related documents substantially identical to those agreements and other documents executed and delivered in connection with the original investment in September 2005.

Pursuant to the terms of the additional investment option, the Company will be required to file, within 20 days after the closing of the sale of the additional debentures and warrants, a registration statement with the Securities and Exchange Commission registering on behalf of the Subsequent Purchasers the resale of the shares of common stock issuable upon conversion of the additional debentures and the exercise of the additional warrants.

The Securities Purchase Agreement, the registration rights agreement entered into in connection therewith, and the debentures and warrants purchased at the initial closing are described more fully in Section 1 of Item 1.01 of the Company’s Current Report on Form 8-K filed on September 19, 2005, which description is incorporated herein by reference.   The complete text of the additional investment option is set forth in Section 4.18 of the Securities Purchase Agreement which is included as an exhibit to that filing.

2.             Repricing of Common Stock Purchase Warrants.

On August 24, 2006, the Company agreed to reduce the exercise price of its outstanding warrants to purchase shares of its common stock issued September 15, 2005 (the “Existing Warrants”) from the original exercise price of $2.53 per share to $0.95 for a period beginning at 8:30 a.m. EST on August 25, 2006, and continuing until 5:00 p.m. EST on August 28, 2006 (the “Repricing Term”), provided that a minimum of 85% of the holders of the Existing Warrants exercise the Existing Warrants as repriced.  Upon expiration of the Repricing Term, the exercise price of the Existing Warrants will immediately be restored to $2.53 per share.  The Company anticipates the receipt of approximately $5,000,000 from the exercise of the Existing Warrants.

On August 24, 2006, the Company agreed to reduce the exercise price of its outstanding $1.27 warrants to purchase shares of its common stock (the “$1.27 Warrants”) from the original exercise price of $1.27 to $0.95 for a period of one year (the “$1.27 Warrants Repricing Term”), provided that a minimum of 85% of the holders of the Existing Warrants exercise the Existing Warrants as repriced.  Upon expiration of the $1.27 Warrants Repricing Term, the exercise price of the $1.27 Warrants will immediately be restored to $1.27 per share. The shares underlying the $1.27 Warrants are not subject to a current registration statement.

In connection with the repricing, the Company has agreed to issue replacement warrants to all holders exercising their repriced warrants within the repricing periods described above (“Replacement Warrants”).  The Replacement Warrants will be identical to the exercised warrants, except that the Replacement Warrants will have an exercise price of $1.60 per share.  The Replacement Warrants issued to holders of Existing Warrants will be included in the Company’s registration statement required to be filed with respect to the exercise of the additional investment option described in Item 1.01(1) above.  The Company will exercise reasonable efforts to include the Replacement Warrants issued to the holders of $1.27 Warrants in its next filed registration statement.

As a condition to participating in the repricing, each holder exercising repriced warrants agrees that the repricing of the Existing Warrants and $1.27 Warrants and the issuance of the Replacement Warrants will not trigger the antidilution provisions of the Existing Warrants or of the Company’s amortizing convertible debentures.

3.             Termination of Senior Secured Convertible Note and Warrant Financing.

The Company has terminated the proposed private placement financing previously announced in its Current Report on Form 8-K filed on August 22, 2006, in accordance with Rule 135c of the Securities Act.  The proceeds from the transactions described herein are expected to be sufficient to satisfy the Company’s present capital requirements.

ITEM 9.01             Financial Statements and Exhibits.

(c)           EXHIBITS

99.1         Press Release issued by Company on August 25, 2006.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED CELL TECHNOLOGY, INC.

	By:	/s/ William M. Caldwell, IV
William M. Caldwell, IV
Chief Executive Officer

Dated: August 25, 2006

EXHIBIT INDEX

Exhibit No.	Exhibit Description

99.1	Press Release issued by Company on August 25, 2006.